Exhibit 99.1

Electronic Arts Announces Change in Executive Leadership

Larry Probst Appointed Executive Chairman, Effective Immediately

Company Updates 2013 Fiscal Outlook

REDWOOD CITY, Calif. – March 18, 2013 – Electronic Arts Inc. (NASDAQ: EA) today announced that John Riccitiello will step down as Chief Executive Officer and as a member of the Board of Directors, effective March 30. The Board has appointed Larry Probst as Executive Chairman to ensure a smooth transition and to lead EA’s executive team while the Board conducts a search for a permanent CEO. The Board will consider internal and external candidates with the assistance of a leading executive search firm.

Mr. Probst has played a leadership role at EA since 1991. In addition to serving as Chairman of the Board since 1994, he previously served as the Company’s CEO from 1991 to 2007. As CEO, Probst successfully grew the Company’s annual revenues from $175 million to approximately $3 billion, led EA into new platforms such as mobile, online and other emerging markets and expanded its international presence to more than 75 countries.

“We thank John for his contributions to EA since he was appointed CEO in 2007, especially the passion, dedication and energy he brought to the Company every single day,” said Mr. Probst. “John has worked hard to lead the Company through challenging transitions in our industry, and was instrumental in driving our very significant growth in digital revenues. We appreciate John’s leadership and the many important strategic initiatives he has driven for the Company. We have mutually agreed that this is the right time for a leadership transition.”

On behalf of the Board, Lead Director Richard A. Simonson stated, “As we begin the CEO search, we are fortunate that Larry, who has a proven track record with our employees, partners and customers, has agreed to assume a day-to-day leadership role as Executive Chairman. He has 16 years of experience as CEO of EA and a deep understanding of the Company’s strategy, management team, business potential and industry trends.”

Mr. Riccitiello stated, “EA is an outstanding company with creative and talented employees, and it has been an honor to serve as the Company’s CEO. I am proud of what we have accomplished together, and after six years I feel it is the right time for me pass the baton and let new leadership take the Company into its next phase of innovation and growth. I remain very optimistic about EA’s future – there is a world class team driving the Company’s transition to the next generation of game consoles.”

Business Outlook

EA expects that its revenues and earnings per share for the current quarter will be at the low end of, or slightly below previously issued guidance provided in its press release dated January 30, 2013. Actual results may be materially different and can be affected by many factors, including the levels of usage of the Company’s digital products, initial sales of new products that will be released before the end of the quarter and other factors detailed in the Company’s annual and quarterly SEC filings.

EA will announce its fourth quarter and fiscal year 2013 results on May 7, 2013 and will host a conference call at 2:00 pm PT (5:00 pm ET) to discuss the results.

Forward-Looking Statements

Some statements set forth in this release, including the information relating to EA’s fourth quarter fiscal year 2013 expectations under the heading “Business Outlook”, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are preliminary estimates and expectations based on current information and are subject to business and economic risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements.

Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: sales of the Company’s titles; the Company’s ability to manage expenses; the competition in the interactive entertainment industry; the effectiveness of the Company’s sales and marketing programs; timely development and release of Electronic Arts’ products; the Company’s ability to realize the anticipated benefits of acquisitions, including the PopCap acquisition; the consumer demand for, and the availability of an adequate supply of console hardware units; the Company’s ability to predict consumer preferences among competing platforms; the Company’s ability to service and support digital product offerings, including managing online security; general economic conditions; and other factors described in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012.

Electronic Arts assumes no obligation and does not intend to update these forward-looking statements. In addition, the preliminary financial results set forth in this release are estimates based on information currently available to Electronic Arts.

While Electronic Arts believes these estimates are meaningful, they could differ from the actual amounts that Electronic Arts ultimately reports in its Annual Report on Form 10-K for the fiscal year ending March 31, 2013. Electronic Arts assumes no obligation and does not intend to update these estimates prior to reporting its actual financial results for the fiscal year.

About Electronic Arts

Electronic Arts (NASDAQ:EA) is a global leader in digital interactive entertainment. The Company’s game franchises are offered as both packaged goods products and online services delivered through Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 250 million registered players and operates in 75 countries. Headquartered in Redwood City, California, EA is recognized for critically acclaimed, high-quality blockbuster franchises such as The Sims™, Madden NFL, FIFA Soccer, Need for Speed™, Battlefield™, and Mass Effect™. More information about EA is available at http://info.ea.com.

Contact:

Ron Low or John Christiansen

415-618-8750

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